                                                                   EXHIBIT 10.15





                          AGREEMENT AND PLAN OF MERGER

                           dated as of August 16, 2000

                                  by and among

                         GLOBALNET FINANCIAL.COM, INC.,

                             TEXAS ACQUISITION CORP.

                                       and

                                 TELESCAN, INC.

                                TABLE OF CONTENTS

             This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

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                                                                                   Page
                                                                                    No.
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ARTICLE I THE MERGER................................................................1
    1.01    The Merger..............................................................1
    1.02    Closing.................................................................1
    1.03    Effective Time..........................................................2
    1.04    Certificate of Incorporation and By-Laws of the Surviving Corporation...2
    1.05    Directors and Officers of the Surviving Corporation.....................2
    1.06    Directors and Certain Officers of Parent................................2
    1.07    Effects of the Merger...................................................2
    1.08    Further Assurances......................................................2


ARTICLE II CONVERSION OF SHARES.....................................................3
    2.01    Conversion of Capital Stock.............................................3
    2.02    Exchange of Certificates................................................5


ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................8
    3.01    Organization and Qualification..........................................8
    3.02    Capital Stock...........................................................8
    3.03    Authority Relative to this Agreement....................................9
    3.04    Non-Contravention; Approvals and Consents..............................10
    3.05    SEC Reports and Financial Statements...................................11
    3.06    Absence of Certain Changes or Events...................................11
    3.07    Absence of Undisclosed Liabilities.....................................12
    3.08    Legal Proceedings......................................................12
    3.09    Information Supplied...................................................12
    3.10    Compliance with Laws and Orders........................................13
    3.11    Compliance with Agreements; Certain Agreements.........................13
    3.12    Taxes..................................................................14
    3.13    Employee Benefit Plans; ERISA..........................................14
    3.14    Labor Matters..........................................................16
    3.15    Environmental Matters..................................................16
    3.16    Intellectual Property Rights...........................................17


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
    3.17    Assets.................................................................18
    3.18    Insurance..............................................................18
    3.19    Affiliate Arrangements.................................................19
    3.20    Vote Required..........................................................19
    3.21    Opinion of Financial Advisor...........................................19
    3.22    Ownership of Parent Common Stock.......................................19
    3.23    Takeover Provisions of the DGCL Not Applicable.........................19


ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB........................20
    4.01    Organization and Qualification.........................................20
    4.02    Capital Stock..........................................................20
    4.03    Authority Relative to this Agreement...................................21
    4.04    Non-Contravention; Approvals and Consents..............................22
    4.05    SEC Reports and Financial Statements...................................23
    4.06    Absence of Certain Changes or Events...................................23
    4.07    Absence of Undisclosed Liabilities.....................................23
    4.08    Legal Proceedings......................................................24
    4.09    Information Supplied...................................................24
    4.10    Compliance with Laws and Orders........................................24
    4.11    Compliance with Agreements; Certain Agreements.........................25
    4.12    Taxes..................................................................25
    4.13    Employee Benefit Plans; ERISA..........................................26
    4.14    Labor Matters..........................................................27
    4.15    Environmental Matters..................................................28
    4.16    Intellectual Property Rights...........................................28
    4.17    Assets.................................................................29
    4.18    Insurance..............................................................29
    4.19    Affiliate Arrangements.................................................29
    4.20    Vote Required..........................................................29
    4.21    Opinion of Financial Advisor...........................................30
    4.22    Ownership of Company Common Stock......................................30
    4.23    Takeover Provisions of the DGCL Not Applicable.........................30


ARTICLE V COVENANTS................................................................30
    5.01    Covenants of the Company and Parent....................................30
    5.02    No Company Solicitations...............................................33
    5.03    Third Party Standstill Agreements......................................34
    5.04    Purchases of Common Stock of the Other Party...........................34
    5.05    Conduct of Business of Sub.............................................34
    5.06    Takeover Statutes......................................................35

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
ARTICLE VI ADDITIONAL AGREEMENTS...................................................35
    6.01    Access to Information; Confidentiality.................................35
    6.02    Preparation of Registration Statement and Proxy Statement..............35
    6.03    Approval of Stockholders...............................................36
    6.04    Affiliates.............................................................37
    6.05    Stock Exchange Listing.................................................37
    6.06    Certain Tax Matters....................................................38
    6.07    Regulatory and Other Approvals.........................................38
    6.08    Directors' and Officers' Indemnification and Insurance.................38
    6.09    Expenses...............................................................40
    6.10    Brokers or Finders.....................................................40
    6.11    Conveyance Taxes.......................................................40
    6.12    Welfare Benefits.......................................................40


ARTICLE VII CONDITIONS.............................................................41
    7.01    Conditions to Each Party's Obligation to Effect the Merger.............41
    7.02    Conditions to Obligation of Parent and Sub to Effect the Merger........42
    7.03    Conditions to Obligation of the Company to Effect the Merger...........43
    7.04    Issuance of New Parent Preferred Stock.................................43


ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER.....................................44
    8.01    Termination............................................................44
    8.02    Effect of Termination..................................................45
    8.03    Amendment..............................................................46
    8.04    Waiver.................................................................46


ARTICLE IX GENERAL PROVISIONS......................................................46
    9.01    Non-Survival of Representations, Warranties, Covenants and Agreements..46
    9.02    Notices................................................................46
    9.03    Entire Agreement; Incorporation of Exhibits............................48
    9.04    Public Announcements...................................................48
    9.05    No Third Party Beneficiary.............................................48
    9.06    No Assignment; Binding Effect..........................................48
    9.07    Headings...............................................................48
    9.08    Invalid Provisions.....................................................48
    9.09    Governing Law; Consent to Jurisdiction.................................49
    9.10    Enforcement of Agreement...............................................49
    9.11    Certain Definitions....................................................49
    9.12    Counterparts...........................................................50

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EXHIBITS

EXHIBIT A                  Form of Affiliate Agreement

                            GLOSSARY OF DEFINED TERMS

                  The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

"affiliate"                                        --       Section 9.11(a)
"Affiliate Agreement"                              --       Section 6.04
"Agreement"                                        --       Preamble
"Antitrust Division"                               --       Section 6.07
"Average Parent Stock Price"                       --       Section 2.01(c)
"beneficially"                                     --       Section 9.11(b)
"business day"                                     --       Section 9.11(c)
"CERCLA"                                           --       Section 3.15(b)
"Certificate of Merger"                            --       Section 1.03
"Certificates"                                     --       Section 2.02(b)
"Closing"                                          --       Section 1.02
"Closing Date"                                     --       Section 1.02
"Code"                                             --       Preamble
"Common Stock Trust"                               --       Section 2.02(e)(ii)
"Company"                                          --       Preamble
"Company Affiliates"                               --       Section 6.04
"Company Alternative Transaction"                  --       Section 5.02
"Company Common Stock"                             --       Section 2.01(b)
"Company Disclosure Letter"                        --       Section 3.01
"Company Financial Advisor"                        --       Section 3.21
"Company Financial Statements"                     --       Section 3.05
"Company Insurance Policies"                       --       Section 3.18
"Company Intellectual Property"                    --       Section 3.16(a)
"Company Option Plans"                             --       Section 2.01(d)
"Company Permits"                                  --       Section 3.10
"Company Plans"                                    --       Section 3.13(a)
"Company Preferred Stock"                          --       Section 2.01(a)(ii)
"Company SEC Reports"                              --       Section 3.05
"Company Stock"                                    --       Section 2.01(b)
"Company Stockholders"                             --       Preamble
"Company Stockholders' Approval"                   --       Section 6.03(b)
"Company Stockholders' Meeting"                    --       Section 6.03(b)
"Confidentiality Agreement"                        --       Section 6.01
"Constituent Corporations"                         --       Section 1.01
"Contracts"                                        --       Section 3.04(a)
"control," "controlling," "controlled
   by" and "under common control with"             --       Section 9.11(a)

"DGCL"                                             --       Section 1.01
"Effective Time"                                   --       Section 1.03
"Employee Option"                                  --       Section 2.01(d)
"Environmental Law"                                --       Section 3.15(e)(i)
"Environmental Permits"                            --       Section 3.15(a)
"ERISA"                                            --       Section 3.13(a)
"Excess Shares"                                    --       Section 2.02(e)
"Exchange Act"                                     --       Section 3.04(b)
"Exchange Agent"                                   --       Section 2.02(a)
"Exchange Fund"                                    --       Section 2.02(a)
"Exchange Ratio"                                   --       Section 2.01(c)
"Executive Employment Agreement"                   --       Section 1.06
"FTC"                                              --       Section 6.07
"Governmental or Regulatory Authority"             --       Section 3.04(a)
"group"                                            --       Section 9.11(f)
"Hazardous Material"                               --       Section 3.15(e)(ii)
"HSR Act"                                          --       Section 3.04(b)
"incentive stock options"                          --       Section 2.01(d)
"Indemnified Liabilities"                          --       Section 6.08(a)
"Indemnified Parties"                              --       Section 6.08(a)
"Intellectual Property"                            --       Section 3.16(b)
"knowledge"                                        --       Section 9.11(d)
"Laws"                                             --       Section 3.04(a)
"Lien"                                             --       Section 3.02(b)
"material", "material adverse
   effect" and "materially adverse"                --       Section 9.11(e)
"Maximum Amount"                                   --       Section 6.08(c)
"Merger"                                           --       Preamble
"Merger Consideration"                             --       Section 2.01(c)
"NASDAQ"                                           --       Section 2.02(e)(ii)
"New Parent Preferred Stock"                       --       Section 2.01(a)(ii)
"Optionee"                                         --       Section 2.01(d)
"Options"                                          --       Section 3.02(a)
"Orders"                                           --       Section 3.04(a)
"Parent"                                           --       Preamble
"Parent Class A Common"                            --       Section 4.02
"Parent Class B Common"                            --       Section 4.02
"Parent Common Stock"                              --       Preamble
"Parent Disclosure Letter"                         --       Section 4.01
"Parent Financial Advisor"                         --       Section 4.21
"Parent Financial Statements"                      --       Section 4.05
"Parent Insurance Policies"                        --       Section 4.18

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"Parent Intellectual Property"                     --       Section 4.16(a)
"Parent Option Plans"                              --       Section 4.02
"Parent Permits"                                   --       Section 4.10
"Parent Plans"                                     --       Section 4.14(a)
"Parent Preferred Stock"                           --       Section 4.02(a)
"Parent Proposal"                                  --       Preamble
"Parent SEC Reports"                               --       Section 4.05
"Parent Stock"                                     --       Section 2.01(a)(ii)
"Parent Stockholders"                              --       Preamble
"Parent Stockholders Agreement"                    --       Preamble
"Parent Stockholders' Approval"                    --       Section 6.03(a)
"Parent Stockholders' Meeting"                     --       Section 6.03(a)
"person"                                           --       Section 9.11(f)
"Proxy Statement"                                  --       Section 3.09
"Registration Statement"                           --       Section 4.09
"Representatives"                                  --       Section 9.11(g)
"SEC"                                              --       Section 3.04(b)
"Secretary of State"                               --       Section 1.03
"Securities Act"                                   --       Section 3.04(b)
"Significant Subsidiaries"                         --       Section 9.11(i)
"Stockholders' Meetings"                           --       Section 6.03(b)
"Sub"                                              --       Preamble
"Sub Common Stock"                                 --       Section 2.01(a)
"Subsidiary"                                       --       Section 9.11(h)
"Superior Company Transaction"                     --       Section 6.03(b)
"Surviving Corporation"                            --       Section 1.01
"Surviving Corporation Common Stock"               --       Section 2.01(a)
"taxes"                                            --       Section 3.12(c)

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                  This AGREEMENT AND PLAN OF MERGER dated as of August 16, 2000
(the "Agreement") is made and entered into by and among Globalnet Financial.com, Inc., a Delaware corporation ("Parent"), Texas Acquisition Corp., a Delaware corporation wholly owned by Parent ("Sub"), and Telescan, Inc., a Delaware corporation (the "Company").

                  WHEREAS, the Board of Directors of the Company has determined that the business combination transaction on the terms set forth herein in which Sub would merge with and into the Company and the Company would become a wholly-owned subsidiary of Parent (the "Merger") is fair to and in the best interests of the Company and its shareholders and has approved this Agreement and the Merger and the other transactions contemplated hereby and has recommended that the shareholders of the Company adopt this Agreement;

                  WHEREAS, the Board of Directors of Parent has determined that the Merger is fair to and in the best interests of Parent and its stockholders and has approved this Agreement and the Merger and the other transactions contemplated hereby and has recommended that the stockholders of Parent approve the issuance of shares of common stock, par value $.001 per share, of Parent ("Parent Common Stock") in the Merger (the "Parent Proposal");

                  WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

                  WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

                  1.01 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.03), Sub shall be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL"). At the Effective Time, the separate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The Company and Sub are sometimes referred to herein as the "Constituent Corporations". As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall be converted or cancelled in the manner provided in Article II.

                  1.02 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 8.01, and
subject to the satisfaction or waiver (where applicable) of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place at the offices of Milbank, Tweed, Hadley & McCloy LLP, One Chase Manhattan Plaza, New York, New York 10005, at 10:00 a.m., local time, on the business day following satisfaction of the condition set forth in Section 7.01(a), unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date"). At the Closing there shall be delivered to Parent, Sub and the Company the certificates and other documents and instruments required to be delivered under Article VII.

                  1.03 Effective Time. At the Closing, a certificate of merger (the "Certificate of Merger") shall be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware (the "Secretary of State") for filing, as provided in the DGCL as soon as practicable on the Closing Date. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State (the date and time of such filing being referred to herein as the "Effective Time").

                  1.04 Certificate of Incorporation and By-Laws of the Surviving Corporation. At the Effective Time, (i) the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation and (ii) the By-Laws of Sub as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

                  1.05 Directors and Officers of the Surviving Corporation. The directors of Sub and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

                  1.06 Directors and Certain Officers of Parent. At the Effective Time, Parent shall cause Mr. William Savoy, Mr. W. Thomas Hodgson and Mr. Lee K. Barba to be appointed to the Board of Directors of Parent (with Mr. Savoy being appointed as Chairman of the Board) to serve until the next election of directors of Parent and, at such next election of directors, shall cause such designees to be nominated to be elected for a successive one year term. From and after the Effective Time, Mr. Lee K. Barba shall be the Chief Executive Officer, Mr. Stanley Hollander shall be the Vice Chairman and Mr. W. Thomas Hodgson shall be the Chief Operating Officer of Parent. It is understood and agreed that certain members of existing senior management of Parent will have new employment contracts with Parent prior to the Effective Date.

                  1.07 Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the DGCL.

                  1.08 Further Assurances. Each party hereto will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement and all matters related thereto.

                                   ARTICLE II
                              CONVERSION OF SHARES

                  2.01 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

                  (a) Capital Stock of Sub. (i) Each issued and outstanding share of the common stock, par value $.10 per share, of Sub ("Sub Common Stock") shall be converted into and become one fully paid and nonassessable share of common stock, par value $.10 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"). Each certificate representing outstanding shares of Sub Common Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock.

                  (ii) Each issued and outstanding share of the 5% convertible preferred stock, par value $.01 per share, of the Company ("Company Preferred Stock") shall be converted into and become one fully paid and nonassessable share of 5% convertible preferred stock, par value $.01 per share, of Parent, with identical terms as the Company Preferred Stock with the terms of conversion into shares of Parent Common Stock consistent with the Exchange Ratio (the "New Parent Preferred Stock", and together with Parent Common Stock, "Parent Stock"). Each certificate representing outstanding shares of Company Preferred Stock shall at the Effective Time represent an equal number of shares of New Parent Preferred Stock.

                  (b) Cancellation of Treasury Stock and Stock Owned by Parent and Subsidiaries. All shares of common stock, par value $.01 per share, of the Company ("Company Common Stock", and together with Company Preferred Stock, "Company Stock") that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Sub or any other wholly-owned Subsidiary (as defined in Section 9.11(h)) of Parent shall be canceled and retired and shall cease to exist and no shares of Parent Common Stock or other consideration shall be delivered in exchange therefor.

                  (c) Exchange Ratio for Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive
 .50 (the "Exchange Ratio") fully paid and nonassessable shares of Parent Common Stock (the "Merger Consideration"). All shares of Company Common Stock converted into the Merger Consideration in accordance with this Section 2.01(c) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger

Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor (determined in accordance with Section 2.02(e)), upon the surrender of such certificate in accordance with
Section 2.02, without interest. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock occurring after the date hereof and prior to the Effective Time.

                  (d) Treatment of Options. (i) At the Effective Time, the Company shall, if necessary, have amended each of the employee stock option plans set forth in Section 2.01(d) of the Company Disclosure Letter (the "Company Option Plans") to provide that each of the options to purchase one share of Company Common Stock outstanding thereunder at the Effective Time (an "Employee Option") shall be made applicable to the purchase of a number of shares of Parent Common Stock as provided in this Section 2.01(d). Parent shall take such action as shall be necessary so that, as of the Effective Time, each holder of an Employee Option (an "Optionee") shall have such Optionee's Employee Options apply to that number of shares of Parent Common Stock (adjusted to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Optionee's Employee Options immediately prior to the Effective Time and (ii) the Exchange Ratio. The exercise price per share for each Optionee's Employee Options (adjusted to the nearest cent) assumed will equal the old exercise price per share of Company Common Stock divided by the Exchange Ratio; provided, however, that in the case of any Employee Option to which Section 421 of the Code continues to apply by reason of its qualification under Section 422 of the Code ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code and the regulations promulgated thereunder. Without limiting the foregoing, the duration and other terms of each assumed or replaced Employee Option immediately after the Effective Time (unless otherwise agreed in writing by the Optionee with respect to a particular Employee Option) shall be the same as the corresponding Employee Options that were in effect immediately before the Effective Time, except that (x) as of the Closing Date, all Employee Options shall become vested and immediately exercisable and (y) references to the Company and Company Common Stock in the Company Option Plans (and the corresponding references in each option agreement documenting each such Employee Option) shall, as appropriate, be deemed to be references to Parent and Parent Common Stock; provided, however, that the exercise price with respect to each share of Parent Common Stock shall not be less than the par value of $.001 thereof.

                  (ii) As soon as practicable after the Effective Time, Parent shall deliver to each Optionee appropriate notices setting forth such Optionee's rights with respect to his or her Employee Options as modified by this Section and the agreements between the Company and the Optionees evidencing the grants of such Employee Options shall continue in effect on the same terms and conditions.

                  (iii) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Employee Options as modified by this Section. As soon as practicable after the Effective Time (and in any event within 20 days thereafter), Parent shall file a registration statement on Form S-8, or another appropriate form, as the case may be (or any successor form), with respect to the shares of Parent Common Stock subject to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

                  2.02 Exchange of Certificates. (a) Exchange Agent. Promptly following the Effective Time, Parent shall make available to the Surviving Corporation for deposit with a bank or trust company designated before the Closing Date by Parent and reasonably acceptable to the Company (the "Exchange Agent") certificates representing the number of duly authorized whole shares of Parent Stock issuable in connection with the Merger to be held for the benefit of and distributed to such holders in accordance with this Section. The Exchange Agent shall agree to hold such shares of Parent Stock (such shares of Parent Stock, together with earnings thereon, being referred to herein as the "Exchange Fund") for delivery as contemplated by this Section and upon such additional terms as may be agreed upon by the Exchange Agent, the Company and Parent.

                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Stock (the "Certificates") whose shares are converted pursuant to
Section 2.01(c) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Stock plus the cash amount payable in lieu of fractional shares in accordance with
Section 2.02(e), which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any portion of the Merger Consideration to be received in the Merger. In the event of a transfer of ownership of Company Stock which is not registered in the transfer records of the Company, a certificate representing that number of whole shares of Parent Stock plus the cash amount payable in lieu of fractional shares in accordance with Section 2.02(e) may be issued to a transferee if the Certificate representing such Company Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time for all corporate purposes of Parent, except as limited by paragraph (c) below, to represent ownership of the number of shares of Parent Stock into which the number of shares of Company Stock shown thereon have been converted as contemplated by this Article II. Notwithstanding the foregoing, Certificates representing Company Stock surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Section 6.04 shall not be exchanged, to the extent permitted by law and for purposes of pooling of interests accounting, until Parent has received an Affiliate Agreement (as defined in Section 6.04) as provided in Section 6.04.

                  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e) until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such whole shares of Parent Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Stock.

                  (d) No Further Ownership Rights in Company Stock. All shares of Parent Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(e)) shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to the shares of Company Stock represented by such Certificates. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section.

                  (e) No Fractional Shares. (i) No certificate or scrip representing fractional shares of Parent Common Stock will be issued in the Merger upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of any such fractional shares, each holder of Certificates who would otherwise have been entitled to a fraction of a share of Parent Common Stock in exchange for such Certificates pursuant to this Section shall receive from the Exchange Agent a cash payment in lieu of such fractional share determined in accordance with paragraph (iii) of this Section 2.02(e).

                  (ii) As soon as practicable following the Effective Time, the Exchange Agent shall determine the aggregate number of whole shares of Parent Common Stock represented by fractional shares of Parent Common Stock to which holders of Company Common Stock would be entitled but for the provisions of clause (i) of this Section 2.02(e) (such number of shares being herein called the "Excess Shares") and shall, as agent for the holders of Company

Common Stock, sell the Excess Shares at then prevailing prices on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), all in the manner provided below. The sale of the Excess Shares by the Exchange Agent shall be executed on NASDAQ and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of Company Common Stock (the "Common Stock Trust"). All commissions, transfer taxes and other out-of-pocket transaction costs incurred in connection with such sale of the Excess Shares shall be deducted from the proceeds of such sale.

                  (iii) The Exchange Agent shall determine the portion of the Common Stock Trust to which each holder of Certificates shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Stock Trust by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Certificates is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled. As soon as practicable after the determination of the amount of cash to be paid to holders of Company Common Stock in lieu of any fractional share interests in accordance with the immediately preceding sentence, the Exchange Agent shall make available such amounts to such holders of Company Common Stock.

                  (f) Termination of Exchange Fund and Common Stock Trust. Any portion of the Exchange Fund and Common Stock Trust which remains undistributed to the shareholders of the Company for six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) as general creditors for payment of the Merger Consideration and any dividends or distributions with respect to Parent Stock. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Stock for shares of Parent Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (g) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Stock such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which such deduction and withholding was made by Parent.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Parent and Sub as follows:

                  3.01 Organization and Qualification. Each of the Company and its Subsidiaries is a corporation duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so incorporated or organized, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect (as defined in Section 9.11(e)) on the Company and its Subsidiaries taken as a whole. Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.
Section 3.01 of the letter dated the date hereof and delivered to Parent and Sub by the Company concurrently with the execution and delivery of this Agreement (the "Company Disclosure Letter") sets forth (i) the name and jurisdiction of incorporation or organization of each Significant Subsidiary of the Company,
(ii) its authorized capital stock or other equity or ownership interests, (iii) the number of issued and outstanding shares of capital stock or other equity or ownership interests and (iv) the record owners of such shares or other equity or ownership interests. Except for interests in the Subsidiaries of the Company and as disclosed in Section 3.01 of the Company Disclosure Letter, the Company does not directly or indirectly own five percent (5%) or more of any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, trust, limited liability company, joint venture or other entity or organization. The Company has previously delivered or made available to Parent correct and complete copies of the articles of incorporation and bylaws (or other comparable organizational documents) of the Company and each of its Significant Subsidiaries.

                  3.02 Capital Stock. (a) The authorized capital stock of the Company consists solely of 30,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock. As of August 7, 2000, 16,817,326 shares of Company Common Stock were issued and outstanding, no shares were held in the treasury of the Company and 3,722,500 shares were authorized for issuance under stock option plans that provide for the grant of options to purchase shares of Company Common Stock to non-employee directors, officers and employees of the Company (the "Company Option Plans"). Since such date, there has been no change in the number of issued and outstanding shares of Company Common Stock or shares of Company Common Stock held in treasury or reserved for issuance, except for shares that may have been issued upon the exercise of options previously granted under the Company Option Plans. As of the date hereof, 120,000 shares of Company Preferred Stock are issued and outstanding. All of the issued and outstanding shares of Company Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and except as set forth in this Section 3.02 or in Section 3.02 of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of the Company or to grant, extend or enter into any Option with respect thereto.

                  (b) Except as disclosed in Section 3.02 of the Company Disclosure Letter, all of the outstanding shares of capital stock or other equity or ownership interests of each Significant Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by the Company or a Subsidiary wholly owned, directly or indirectly, by the Company, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each, a "Lien"). Except as disclosed in Section 3.02 of the Company Disclosure Letter, there are no (i) outstanding Options obligating the Company or any of its Significant Subsidiaries to issue or sell any shares of capital stock or other equity or ownership interests of any Significant Subsidiary of the Company (other than an Option in favor of a wholly-owned Subsidiary of the Company as to the equity or ownership interests of another wholly-owned Subsidiary of the Company) or to grant, extend or enter into any such Option or
(ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company or a Subsidiary wholly owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock or other equity or ownership interests of any Subsidiary of the Company.

                  (c) Except as disclosed in Section 3.02 of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock or other equity or ownership interests of any Significant Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Significant Subsidiary of the Company or any other person.

                  3.03 Authority Relative to this Agreement. The Company has full corporate power and authority to enter into this Agreement and, subject to obtaining the Company Stockholders' Approval (as defined in Section 6.03(b)), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company, the Board of Directors of the Company has recommended adoption of this Agreement by the shareholders of the Company and directed that this Agreement be submitted to the shareholders of the Company for their consideration, and no other corporate proceedings on the part of the Company or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than obtaining the Company Stockholders' Approval.

This Agreement has been duly and validly executed and delivered by the Company and, subject to the obtaining of the Company Stockholders' Approval, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  3.04 Non-Contravention; Approvals and Consents. (a) Except as disclosed in Section 3.04 of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its Significant Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable organizational documents) of the Company or any of its Subsidiaries, or (ii) subject to the obtaining of the Company Stockholders' Approval and the taking of the actions described in paragraph (b) of this Section, (x) any statute, law, rule, regulation or ordinance (together, "Laws"), or any judgment, decree, order, writ, permit or license (together, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (a "Governmental or Regulatory Authority") applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses
(x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

                  (b) Except (i) for the filing of a pre-merger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (ii) for the filing of the Proxy Statement (as defined in Section 3.09) and the Registration Statement (as defined in Section 4.09) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), the declaration of the effectiveness of the Registration Statement by the SEC and filings with various state securities authorities that are required in connection with the transactions contemplated by this Agreement,
(iii) for the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, (iv) for the filing of a current report on Form 8-K pursuant to Section 13 or Section 15(d) of the Exchange Act and (v) as disclosed in Section 3.04 of the Company Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

                  3.05 SEC Reports and Financial Statements. The Company delivered or has made available to Parent prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by the Company or any of its Subsidiaries with the SEC since December 31, 1998 (as such documents have since the time of their filing been amended or supplemented, the "Company SEC Reports"), which are all the documents (other than preliminary material) that the Company and its Subsidiaries were required to file with the SEC since such date. As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the "Company Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole)) the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Each Subsidiary of the Company is treated as a consolidated Subsidiary of the Company in the Company Financial Statements for all periods covered thereby.

                  3.06 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in the Company Disclosure Letter, (a) since March 31, 2000 there has not been any change, event or development having, or that would have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole, and (b) except as disclosed in Section 3.06 of the Company Disclosure Letter, between such date and the date hereof (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would constitute a breach of any provision of clause (ii) of Section 5.01(b).

                  3.07 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet for the period ended March 31, 2000 included in the Company Financial Statements or as disclosed in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice, (ii) which have not been, and could not be reasonably expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole, or (iii) which have been incurred in connection with this Agreement and the transactions contemplated hereby.

                  3.08 Legal Proceedings. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 3.08 of the Company Disclosure Letter, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting, nor are there any Governmental or Regulatory Authority investigations or audits pending or to the knowledge of the Company threatened against, relating to or affecting, the Company or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement, and (ii) neither the Company nor any of its Subsidiaries is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

                  3.09 Information Supplied. The joint proxy statement relating to the Stockholders' Meetings (as defined in Section 6.03(b)), as amended or supplemented from time to time (as so amended and supplemented, the "Proxy Statement"), and any other documents to be filed by the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will (in the case of the Proxy Statement and any such other documents filed with the SEC under the Exchange Act or the Securities Act) comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and will not, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to stockholders of the Company and of Parent and at the times of the Stockholders' Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Parent or Sub expressly for inclusion therein and information incorporated by reference therein from documents filed by Parent or any of its Subsidiaries with the SEC.

                  3.10 Compliance with Laws and Orders. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, Orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, Orders and approvals which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except failures so to comply which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the Company and its Subsidiaries are not in violation of or default under any law or order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

                  3.11 Compliance with Agreements; Certain Agreements. (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, could be reasonably expected to result in a default under, (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Significant Subsidiaries or (ii) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, except in the case of clause (ii) for breaches, violations and defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

                  (b) Except as disclosed in Section 3.11 of the Company Disclosure Letter or in the Company SEC Reports filed prior to the date of this Agreement or as provided for in this Agreement, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) consulting agreement not terminable on thirty (30) days' or less notice, (ii) union or collective bargaining agreement, (iii) agreement with any executive officer or other key employee of the Company or any of its Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement, (iv) agreement with respect to any executive officer or other key employee of the Company or any of its Subsidiaries providing any term of employment or compensation guarantee or (v) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                  3.12 Taxes. (a) Each of the Company and its Subsidiaries has filed all material tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed or granted and have not expired, and all such tax returns and reports are complete and accurate in all respects, except to the extent that such failures to file, have extensions granted that remain in effect or be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company and each of its Subsidiaries has paid (or the Company has paid on its behalf) all taxes shown as due on such tax returns and reports. The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve for all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole. No requests for waivers of the time to assess any taxes against the Company or any of its Subsidiaries have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the Company SEC Reports, or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole.

                  (b) Neither the Company nor any of its Subsidiaries has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a tax-free reorganization within the meaning of Section 368 of the Code.

                  (c) As used in this Section 3.12 and in Section 4.12, "taxes" shall include all federal, state, local and foreign income, franchise, property, sales, use, excise, value added, ad volorem and other taxes, including obligations for withholding taxes from payments due or made to any other person and any interest, penalties or additions to tax.

                  3.13 Employee Benefit Plans; ERISA. (a) Section 3.13 of the Company Disclosure Letter contains a true and complete list of each material "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, under which any employee or former employee of the Company or any of its Subsidiaries has any present or future right to benefits or under which the Company or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans".

                  (b) With respect to each Company Plan, the Company has made available to Parent prior to the execution and delivery of this Agreement a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company or any of its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan; and (iv) for the three most recent fiscal years
(A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney's response to an auditor's request for information.

                  (c) Except as would not have a material adverse effect on the Company and its Subsidiaries taken as a whole: (i) each Company Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, rules and regulations; (ii) each Company Plan which is intended to be qualified within the meaning of Code Section 401(a) is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of their affiliation with any member of their "controlled group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b),
(c), (m) or (o)), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, rules and regulations; (iv) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (v) no "reportable event" (as such term is defined in ERISA Section 4043), "prohibited transaction" (as such term is defined in ERISA
Section 406 and Code Section 4975) or "accumulated funding deficiency" (as such term is defined in ERISA Section 302 and Code Section 412 (whether or not waived)) has occurred with respect to any Company Plan; and (vi) no Company Plan provides retiree welfare benefits and neither the Company nor any of its Subsidiaries has any obligations to provide any retiree welfare benefits.

                  (d) With respect to any multiemployer plan (within the meaning of ERISA Section 4001(a)(3)) to which the Company, any of its Subsidiaries or any member of their controlled group has any liability or contributes (or has at any time contributed or had an obligation to contribute), except as would not have a material adverse effect on the Company and its Subsidiaries taken as a whole: (i) none of the Company, any of its Subsidiaries or any member of their controlled group has incurred any withdrawal liability under Title IV of ERISA; and (ii) no such multiemployer plan is in reorganization or insolvent (as those terms are defined in ERISA Sections 4241 and 4245, respectively).

                  (e) With respect to any Company Plan, except as would not have a material adverse effect on the Company and its Subsidiaries taken as a whole:
(i) no actions, suits or
claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and (ii) to the Company's knowledge, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

                  (f) No Company Plan exists that could result in the payment to any present or former employee of the Company or any of its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.

                  3.14 Labor Matters. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 3.14 of the Company Disclosure Letter, there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and any representatives of its employees, except as would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole, and, to the knowledge of the Company, there are no material organizational efforts presently being made involving any of the now unorganized employees of the Company or any of its Subsidiaries. Since December 31, 1997, there has been no work stoppage, strike or other concerted action by employees of the Company or any of its Subsidiaries except as is not having or could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

                  3.15 Environmental Matters. (a) Each of the Company and its Subsidiaries has obtained all licenses, permits, authorizations, approvals and consents from Governmental or Regulatory Authorities which are required under any applicable Environmental Law (as defined below) in respect of its business or operations ("Environmental Permits"), except for such failures to have Environmental Permits which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Each of such Environmental Permits is in full force and effect and each of the Company and its Subsidiaries is in compliance with the terms and conditions of all such Environmental Permits and with any applicable Environmental Law, except for such failures to be in compliance which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

                  (b) To the knowledge of the Company, no site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations thereunder ("CERCLA"), or on any similar state or local list of sites requiring investigation or clean-up.

                  (c) No Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by the Company or any of its Subsidiaries, other than any such Liens on real property not individually or in the aggregate material to the Company and its

Subsidiaries taken as a whole, and no action of any Governmental or Regulatory Authority has been taken or, to the knowledge of the Company, is in process which could subject any of such properties to such Liens, and neither the Company nor any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any such site or facility owned by it in any deed to the real property on which such site or facility is located.

                  (d) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, the Company or any of its Subsidiaries in relation to any site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries which have not been delivered to Parent prior to the execution of this Agreement.

                  (e) As used in this Section 3.15 and Section 4.15:

                           (i) "Environmental Law" means any law or order of any
                  Governmental or Regulatory Authority relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes; and

                           (ii) "Hazardous Material" means (A) any petroleum or
                  petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and (C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

                  3.16 Intellectual Property Rights. (a) Section 3.16 of the Company Disclosure Letter sets forth a complete and accurate list of all Intellectual Property owned by the Company or any of its Subsidiaries that is material to the conduct of the businesses of the Company and its Subsidiaries, taken as a whole ("Company Intellectual Property"), including any Liens thereon, the name of the holder of any such Lien and the amount and nature of any obligation secured by such Lien. The Company and its Subsidiaries have all right, title and interest in, or a valid and binding license to use, all Company Intellectual Property. Neither the Company nor any Subsidiary of the Company is in default (or with the giving of notice or lapse of time or both, would be in default) under any licenses, consents, royalty and other agreements concerning the

Company Intellectual Property to which the Company is a party. To the knowledge of the Company, the Company Intellectual Property is not being infringed by any third party, and to the knowledge of the Company, neither the Company nor any Subsidiary of the Company is infringing any Intellectual Property rights of any third party, except for such defaults and infringements which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. No Company Intellectual Property has been canceled, abandoned or otherwise terminated, all patent applications, trademark applications and copyright applications included in Company Intellectual Property have been duly filed and are recorded on the public record in the name of the Company or one of its Subsidiaries, and all renewal fees with respect thereto have been duly paid, other than where such action or failure to act, as the case may be, could not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Except as set forth in Section 3.16 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has granted any material license or other rights with respect to any Company Intellectual Property to any other person.

                  (b) For purposes of this Section 3.16 and Section 4.16, "Intellectual Property" shall mean all U.S., state and foreign intellectual property, including without limitation all (i) (a) patents, inventions, discoveries, processes, designs, techniques, developments, technology, and related improvements and know-how; (b) copyrights and works of authorship in any media, including computer programs, hardware, firmware, software, applications, files, databases, documentation and related items; (c) trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (d) trade secrets and other confidential or proprietary documents, files, analyses, lists, ways of doing business and/or information;
(ii) registrations, applications and recordings related thereto; (iii) rights to obtain renewals, extensions, continuations, continuations-in-part, reissues, divisions or similar legal protections related thereto; and (iv) rights to bring an action at law or in equity for the infringement or other impairment of the foregoing before the Closing Date, including the right to receive all proceeds and damages therefrom.

                  3.17 Assets. The assets, properties, rights and Contracts, including (as applicable) title or leaseholds thereto, of the Company and its Subsidiaries, taken as a whole, are sufficient to permit the Company and its Subsidiaries to conduct their business as currently being conducted with only such exceptions as are not reasonably likely to have a material adverse effect on the Company and its Subsidiaries taken as a whole. All material real property owned by the Company and its Subsidiaries is owned free and clear of all Liens, except (i) those reflected or reserved against in the latest balance sheet or notes thereto included in the Company Financial Statements, (ii) taxes and general and special assessments not in default and payable without penalty or interest, (iii) Liens disclosed in Section 3.17 of the Company Disclosure Letter and (iv) Liens that do not materially adversely interfere with any present use of such property.

                  3.18 Insurance. Section 3.18 of the Company Disclosure Letter sets forth a complete and accurate list of all material policies of insurance of the Company and its Significant Subsidiaries currently in force, including surety bonds or other credit support therefor (the "Company Insurance Policies"), the current annual premiums for each Company Insurance

Policy and the types of risk covered and limits of coverage. All Company Insurance Policies are in full force and effect and all premiums due thereon have been paid. The Company has complied in all material respects with the terms and provisions of the Company Insurance Policies. The Company has never applied for and been refused or denied any policy of insurance with respect to product liability matters, matters arising by reason of clinical trials, environmental matters or workmen's compensation. The Company's insurance coverage is adequate in kind and amount based on current industry practice.

                  3.19 Affiliate Arrangements. Except as disclosed in Section
3.19 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any Contract, arrangement, understanding or other commitment or pending or proposed transaction with any director or officer of the Company or of any of its Subsidiaries or any affiliates of any such persons (other than compensation arrangements entered into in the ordinary course of business and other than as disclosed in the Company SEC Reports filed prior to the date of this Agreement and employee health, welfare and benefit plans available generally to the officers or employees of the Company and its Subsidiaries).

                  3.20 Vote Required. Assuming the accuracy of the representation and warranty contained in Section 4.22, the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholders' Meeting (as defined in Section 6.03(b)) with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the capital stock of the Company required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

                  3.21 Opinion of Financial Advisor. The Company has received the opinion of Robertson Stephens & Company (the "Company Financial Advisor"), dated the date hereof, to the effect that, as of the date hereof, the consideration to be received in the Merger by the shareholders of the Company is fair from a financial point of view to the shareholders of the Company, and a true and complete copy of such opinion has been delivered to Parent prior to the execution of this Agreement.

                  3.22 Ownership of Parent Common Stock. The Company and its Subsidiaries and other affiliates beneficially own 2,548,993 shares of Parent Common Stock.

                  3.23 Takeover Provisions of the DGCL Not Applicable. The Company has taken all necessary actions so that the provisions of Section 203 of the DGCL do not and will not, before the termination of this Agreement, apply to this Agreement, the Merger or the other transactions contemplated hereby.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

                  Parent and Sub represent and warrant to the Company as follows:

                  4.01 Organization and Qualification. Each of Parent and its Subsidiaries (including Sub) is a corporation duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so incorporated or organized, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Each of Parent and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Section 4.01 of the letter dated the date hereof and delivered by Parent and Sub to the Company concurrently with the execution and delivery of this Agreement (the "Parent Disclosure Letter") sets forth (i) the name and jurisdiction of incorporation or organization of each Significant Subsidiary of Parent, (ii) its authorized capital stock or other equity or ownership interests, (iii) the number of issued and outstanding shares of capital stock or other equity or ownership interests and (iv) the record owners of such shares or other equity or ownership interests. Except for interests in the Subsidiaries of Parent and as disclosed in Section 4.01 of the Parent Disclosure Letter, Parent does not directly or indirectly own five percent (5%) or more of any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, trust, limited liability company, joint venture or other entity or organization.

                  4.02 Capital Stock. (a) The authorized capital stock of Parent consists solely of 50,000,000 shares of Parent Common Stock, 50,000,000 shares of Class A common stock, par value $.001 per share ("Parent Class A Common"), 25,000,000 shares of Class B common stock, par value $.001 per share ("Parent Class B Common"), and 20,000,000 shares of Preferred Stock, par value $.001 per share ("Parent Preferred Stock"). As of August 3, 2000, 16,196,208 shares of Parent Common Stock were issued and outstanding, 2,500 shares were held in the treasury of Parent and 6,000,000 shares were reserved for issuance under stock option plans that provide for the grant of options to purchase shares of Parent Common Stock to non-employee directors, officers and employees of Parent and its Subsidiaries (the "Parent Option Plans"). Since such date, there has been no change in the number of issued and outstanding shares of Parent Common Stock or shares of Parent Common Stock held in treasury or reserved for issuance, except for shares that may have been issued upon the exercise of options previously granted under the Parent Option Plans. As of August 3, 2000, 34,224,874 shares of Parent Class A

Common are issued and outstanding. As of August 3, 2000, no shares of Parent Class B Common are issued and outstanding. As of the date hereof, no shares of Parent Preferred Stock are issued and outstanding. All of the issued and outstanding shares of Parent Common Stock are, and all shares reserved for issuance and all shares issuable in the Merger pursuant to this Agreement will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and except as set forth in this Section 4.02 or Section 4.02 of the Parent Disclosure Letter, there are no outstanding Options obligating Parent or any of its Subsidiaries to issue or sell any shares of capital stock of Parent or to grant, extend or enter into any Option with respect thereto.

                  (b) Except as disclosed in Section 4.02 of the Parent Disclosure Letter, all of the outstanding shares of capital stock or other equity or ownership interests of each Significant Subsidiary of Parent are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by Parent or a Subsidiary wholly owned, directly or indirectly, by Parent, free and clear of any Liens. Except as disclosed in
Section 4.02 of the Parent Disclosure Letter, there are no (i) outstanding Options obligating Parent or any of its Significant Subsidiaries to issue or sell any shares of capital stock or other equity or ownership interests of any Significant Subsidiary of the Parent (other than an Option in favor of a wholly-owned Subsidiary of Parent as to the equity or ownership interests of another wholly-owned Subsidiary of Parent) or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than Parent or a Subsidiary wholly owned, directly or indirectly, by Parent with respect to the voting of or the right to participate in dividends or other earnings on any capital stock or other equity or ownership interests of any Subsidiary of Parent.

                  (c) Except as disclosed in Section 4.02 of the Parent Disclosure Letter, there are no outstanding contractual obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock or other equity or ownership interests of any Significant Subsidiary of Parent or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Significant Subsidiary of Parent or any other person.

                  4.03 Authority Relative to this Agreement. Each of Parent and Sub has full corporate power and authority to enter into this Agreement and, subject to obtaining the Parent Stockholders' Approval (as defined in Section 6.03(a)), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated hereby have been duly and validly approved by their respective Boards of Directors and by Parent in its capacity as the sole shareholder of Sub, the Board of Directors of Parent has recommended approval of the Parent Proposal by the stockholders of Parent and directed that the Parent Proposal be submitted to the stockholders of Parent for their consideration, and no other corporate proceedings on the part of either of Parent or Sub or their stockholders are necessary to authorize the execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby, other than obtaining the Parent Stockholders' Approval. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and, subject to the obtaining of the Parent Stockholders' Approval, constitutes a legal, valid and binding obligation of each of Parent and Sub enforceable against each of Parent and Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  4.04 Non-Contravention; Approvals and Consents. (a) Except as disclosed in Section 4.04 of the Parent Disclosure Letter, the execution and delivery of this Agreement by each of Parent and Sub do not, and the performance by each of Parent and Sub of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Parent or any of its Significant Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable organizational documents) of Parent or any of its Subsidiaries, or (ii) subject to the obtaining of the Parent Stockholders' Approval and the taking of the actions described in paragraph (b) of this Section, (x) any Laws or Orders of any Governmental or Regulatory Authority applicable to Parent or any of its Subsidiaries or any of their respective assets or properties, or (y) any Contracts to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

                  (b) Except (i) for the filing of a pre-merger notification report by Parent under the HSR Act, (ii) for the filing of the Proxy Statement and Registration Statement with the SEC pursuant to the Exchange Act and the Securities Act, the declaration of the effectiveness of the Registration Statement by the SEC and filings with various state securities authorities that are required in connection with the transactions contemplated by this Agreement,
(iii) for the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, (iv) for the filing of a current report on Form 8-K pursuant to Section 13 or 15(d) of the Exchange Act and (v) as disclosed in Section 4.04 of the Parent Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by each of Parent and Sub, the performance by each of Parent and Sub of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

                  4.05 SEC Reports and Financial Statements. Parent delivered or has made available to the Company prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by Parent or any of its Subsidiaries with the SEC since December 31, 1998 (as such documents have since the time of their filing been amended or supplemented, the "Parent SEC Reports"), which are all the documents (other than preliminary material) that Parent and its Subsidiaries were required to file with the SEC since such date. As of their respective dates, the Parent SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports (the "Parent Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries taken as a whole)) the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in
Section 4.05 of the Parent Disclosure Letter, each Subsidiary of Parent is treated as a consolidated Subsidiary of Parent in the Parent Financial Statements for all periods covered thereby.

                  4.06 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement or in the Parent Disclosure Letter, (a) since March 31, 2000 there has not been any change, event or development having, or that would have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries taken as a whole, and (b) except as disclosed in Section 4.06 of the Parent Disclosure Letter, between such date and the date hereof (i) Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and (ii) neither Parent nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would constitute a breach of any provision of clause (ii) of Section 5.01(b).

                  4.07 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet for the period ended March 31, 2000 included in the Parent Financial Statements or as disclosed in the Parent Disclosure Letter, neither Parent nor any of its

Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice, (ii) which have not been, and could not be reasonably expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries taken as a whole, or (iii) which have been incurred in connection with this Agreement and the transactions contemplated hereby.

                  4.08 Legal Proceedings. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement or in Section 4.08 of the Parent Disclosure Letter, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting, nor are there any Governmental or Regulatory Authority investigations or audits pending or to the knowledge of Parent threatened against, relating to or affecting, Parent or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement, and (ii) neither Parent nor any of its Subsidiaries is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

                  4.09 Information Supplied. The registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger, as amended or supplemented from time to time (as so amended and supplemented, the "Registration Statement"), and any other documents to be filed by Parent with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will (in the case of the Registration Statement and any such other documents filed with the SEC under the Securities Act or the Exchange Act) comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and will not, on the date of its filing or, in the case of the Registration Statement, at the time it becomes effective under the Securities Act, at the date the Proxy Statement is mailed to stockholders of the Company and of Parent and at the times of the Stockholders' Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied in writing by or on behalf of the Company expressly for inclusion therein and information incorporated by reference therein from documents filed by the Company or any of its Subsidiaries with the SEC.

                  4.10 Compliance with Laws and Orders. Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, Orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of their respective businesses (the "Parent Permits"), except for failures to hold such permits, licenses, variances, exemptions,

Orders and approvals which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except failures so to comply which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, Parent and its Subsidiaries are not in violation of or default under any law or order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole.

                  4.11 Compliance with Agreements; Certain Agreements. (a) Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, could be reasonably expected to result in a default under, (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of Parent or any of its Significant Subsidiaries or (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound, except in the case of clause
(ii) for breaches, violations and defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole.

                  (b) Except as disclosed in Section 4.11 of the Parent Disclosure Letter or in the Parent SEC Reports filed prior to the date of this Agreement or as provided for in this Agreement, as of the date hereof, neither Parent nor any of its Subsidiaries is a party to any oral or written (i) consulting agreement not terminable on thirty (30) days' or less notice, (ii) union or collective bargaining agreement, (iii) agreement with any executive officer or other key employee of Parent or any of its Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving Parent or any of its Subsidiaries of the nature contemplated by this Agreement, (iv) agreement with respect to any executive officer or other key employee of Parent or any of its Subsidiaries providing any term of employment or compensation guarantee or (v) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                  4.12 Taxes. (a) Each of Parent and its Subsidiaries has filed all material tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed or granted and have not expired, and all such tax returns and reports are complete and accurate in all respects, except to the extent that such failures to file, have extensions granted that remain in effect or be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a material adverse effect on Parent and its Subsidiaries taken as a whole. Parent and each of its Subsidiaries has paid (or Parent has paid on its behalf) all taxes shown as due on such tax returns and reports. The most recent financial statements contained in the Parent SEC Reports reflect an adequate reserve for all taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against Parent or any of its Subsidiaries that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries taken as a whole. No requests for waivers of the time to assess any taxes against Parent or any of its Subsidiaries have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the Parent SEC Reports, or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries taken as a whole.

                  (b) Neither Parent nor any of its Subsidiaries has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a tax-free reorganization within the meaning of Section 368 of the Code.

                  4.13 Employee Benefit Plans; ERISA. (a) Section 4.13 of the Parent Disclosure Letter contains a true and complete list of each material "employee benefit plan" (within the meaning of Section 3(3) of ERISA, including, without limitation, multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, under which any employee or former employee of Parent or any of its Subsidiaries has any present or future right to benefits or under which Parent or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Parent Plans".

                  (b) With respect to each Parent Plan, Parent has made available to the Company prior to the execution and delivery of this Agreement a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by Parent or any of its Subsidiaries to their employees concerning the extent of the benefits provided under a Parent Plan; and (iv) for the three most recent fiscal years
(A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney's response to an auditor's request for information.

                  (c) Except as would not have a material adverse effect on Parent and its Subsidiaries taken as a whole: (i) each Parent Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, rules and regulations; (ii) each Parent Plan which is intended to be qualified within the meaning of Code Section 401(a) is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject Parent or any of its Subsidiaries, either directly or by reason of their affiliation with any member of their "controlled group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o)), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, rules and regulations; (iv) for each Parent Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (v) no "reportable event" (as such term is defined in ERISA Section 4043), "prohibited transaction" (as such term is defined in ERISA Section 406 and Code Section 4975) or "accumulated funding deficiency" (as such term is defined in ERISA Section 302 and Code
Section 412 (whether or not waived)) has occurred with respect to any Parent Plan; and (vi) no Parent Plan provides retiree welfare benefits and neither Parent nor any of its Subsidiaries has any obligations to provide any retiree welfare benefits.

                  (d) With respect to any multiemployer plan (within the meaning of ERISA Section 4001(a)(3)) to which Parent, any of its Subsidiaries or any member of their controlled group has any liability or contributes (or has at any time contributed or had an obligation to contribute), except as would not have a material adverse effect on Parent and its Subsidiaries taken as a whole: (i) none of Parent, any of its Subsidiaries or any member of their controlled group has incurred any withdrawal liability under Title IV of ERISA; and (ii) no such multiemployer plan is in reorganization or insolvent (as those terms are defined in ERISA Sections 4241 and 4245, respectively).

                  (e) With respect to any Parent Plan, except as would not have a material adverse effect on Parent and its Subsidiaries taken as a whole: (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Parent, threatened, and
(ii) to Parent's knowledge, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

                  (f) No Parent Plan exists that could result in the payment to any present or former employee of Parent or any of its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of Parent or any of its Subsidiaries as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.

                  4.14 Labor Matters. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement or in Section 4.14 of the Parent Disclosure Letter, there are no controversies pending or, to the knowledge of Parent, threatened between Parent or any of its Subsidiaries and any representatives of its employees, except as would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries taken as a whole, and, to the knowledge of Parent, there are no material organizational efforts presently being made involving any of the now unorganized employees of Parent or any of its Subsidiaries. Since

December 31, 1997, there has been no work stoppage, strike or other concerted action by employees of Parent or any of its Subsidiaries except as is not having or could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole.

                  4.15 Environmental Matters. (a) Each of Parent and its Subsidiaries has obtained all Environmental Permits which are required under any applicable Environmental Law in respect of its business or operations, except for such failures to have Environmental Permits which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Each of such Environmental Permits is in full force and effect and each of Parent and its Subsidiaries is in compliance with the terms and conditions of all such Environmental Permits and with any applicable Environmental Law, except for such failures to be in compliance which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole.

                  (b) To the knowledge of Parent, no site or facility now or previously owned, operated or leased by Parent or any of its Subsidiaries is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar state or local list of sites requiring investigation or clean-up.

                  (c) No Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by Parent or any of its Subsidiaries, other than any such Liens on real property not individually or in the aggregate material to Parent and its Subsidiaries taken as a whole, and no action of any Governmental or Regulatory Authority has been taken or, to the knowledge of Parent, is in process which could subject any of such properties to such Liens, and neither Parent nor any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any such site or facility owned by it in any deed to the real property on which such site or facility is located.

                  (d) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, Parent or any of its Subsidiaries in relation to any site or facility now or previously owned, operated or leased by Parent or any of its Subsidiaries which have not been delivered to the Company prior to the execution of this Agreement.

                  4.16 Intellectual Property Rights. (a) Section 4.16 of the Parent Disclosure Letter sets forth a complete and accurate list of all Intellectual Property owned by Parent or any of its Subsidiaries that is material to the conduct of the businesses of Parent and its Subsidiaries, taken as a whole ("Parent Intellectual Property"), including any Liens thereon, the name of the holder of any such Lien and the amount and nature of any obligation secured by such Lien. Parent and its Subsidiaries have all right, title and interest in, or a valid and binding license to use, all Parent Intellectual Property. Neither Parent nor any Subsidiary of Parent is in default (or with the giving of notice or lapse of time or both, would be in default) under any licenses, consents, royalty and other agreements concerning Parent Intellectual Property to which Parent is a party. To the knowledge of Parent, Parent Intellectual Property is not being infringed by any third party, and to the knowledge of Parent, neither Parent nor any Subsidiary of Parent is infringing any Intellectual Property rights of any third party, except for such defaults and infringements which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. No Parent Intellectual Property has been canceled, abandoned or otherwise terminated, all patent applications, trademark applications and copyright applications included in Parent Intellectual Property have been duly filed and are recorded on the public record in the name of Parent or one of its Subsidiaries, and all renewal fees with respect thereto have been duly paid, other than where such action or failure to act, as the case may be, could not, individually or in the aggregate, be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Except as set forth in Section 4.16 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has granted any material license or other rights with respect to any Parent Intellectual Property to any other person.

                  4.17 Assets. The assets, properties, rights and Contracts, including (as applicable) title or leaseholds thereto, of Parent and its Subsidiaries, taken as a whole, are sufficient to permit Parent and its Subsidiaries to conduct their business as currently being conducted with only such exceptions as are not reasonably likely to have a material adverse effect on Parent and its Subsidiaries taken as a whole. All material real property owned by Parent and its Subsidiaries is owned free and clear of all Liens, except (i) those reflected or reserved against in the latest balance sheet or notes thereto included in the Parent Financial Statements, (ii) taxes and general and special assessments not in default and payable without penalty or interest, (iii) Liens disclosed in Section 4.17 of the Parent Disclosure Letter and (iv) Liens that do not materially adversely interfere with any present use of such property.

                  4.18 Insurance. Section 4.18 of the Parent Disclosure Letter sets forth a complete and accurate list of all material policies of insurance of Parent and its Significant Subsidiaries currently in force, including surety bonds or other credit support therefor (the "Parent Insurance Policies"), the current annual premiums for each Parent Insurance Policy and the types of risk covered and limits of coverage. All Parent Insurance Policies are in full force and effect and all premiums due thereon have been paid. Parent has complied in all material respects with the terms and provisions of the Parent Insurance Policies. Parent has never applied for and been refused or denied any policy of insurance with respect to product liability matters, matters arising by reason of clinical trials, environmental matters or workmen's compensation. Parent's insurance coverage is adequate in kind and amount based on current industry practice.

                  4.19 Affiliate Arrangements. Except as disclosed in Section
4.19 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries is a party to any Contract, arrangement, understanding or other commitment or pending or proposed transaction with any director or officer of Parent or of any of its Subsidiaries or any affiliate of any such persons (other than compensation arrangements entered into in the ordinary course of business and other than as disclosed in the Parent SEC Reports filed prior to the date of this Agreement and employee health, welfare and benefit plans available generally to the officers or employees of Parent and its Subsidiaries).

                  4.20 Vote Required. Assuming the accuracy of the representation and warranty contained in Section 3.22, the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock and Parent Class A Common, voting together as a single class, entitled to vote at the Parent Stockholders' Meeting (as defined in Section 6.03(a)) with respect to the approval of the Parent Proposal are the only votes of the holders of any class or series of the capital stock of Parent required to approve the Merger, the Parent Proposal and the other transactions contemplated hereby.

                  4.21 Opinion of Financial Advisor. Parent has received the opinion of PaineWebber Incorporated (the "Parent Financial Advisor"), dated the date hereof, to the effect that, as of the date hereof, the consideration to be paid in the Merger by Parent is fair from a financial point of view to Parent, and a true and complete copy of such opinion has been delivered to the Company prior to the execution of this Agreement.

                  4.22 Ownership of Company Common Stock. Parent and its Subsidiaries and other affiliates beneficially own 545,000 shares of Company Common Stock.

                  4.23 Takeover Provisions of the DGCL Not Applicable. Parent has taken all necessary actions so that the provisions of Section 203 of the DGCL do not and will not, before the termination of this Agreement, apply to this Agreement, the Merger or the other transactions contemplated hereby.

                                   ARTICLE V
                                    COVENANTS

                  5.01 Covenants of the Company and Parent. At all times from and after the date hereof until the Effective Time, the Company and Parent each covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise previously consent in writing):

                  (a) Ordinary Course. Each party and each of its Subsidiaries shall conduct their respective businesses only in, and none of the Company, Parent and such Subsidiaries shall take any action except in, the ordinary course consistent with past practice.

                  (b) Without limiting the generality of paragraph (a) of this Section, (i) each party and its Subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects their present business organizations and reputation, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all Laws and Orders of all Governmental or Regulatory Authorities applicable to them, and
(ii) neither party shall, nor shall it permit any of its Subsidiaries to, except as otherwise expressly provided for in this Agreement or in connection with a Superior Company Transaction or as approved by the other party hereto in writing (which consent shall not be unreasonably withheld or delayed) or as set forth in
Section 5.01(b)(ii) of the Company Disclosure Letter or the Parent Disclosure Letter, as the case may be:

                  (A) amend or propose to amend its certificate or articles of incorporation or bylaws (or other comparable corporate charter documents);

                  (B) (w) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Option with respect thereto, in each case other than such actions between Parent or the Company, as the case may be, and any of their respective wholly-owned Subsidiaries, or among such wholly-owned Subsidiaries;

                  (C) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any Option with respect thereto (other than (x) the issuance of Company Common Stock or Parent Common Stock or stock appreciation or similar rights, as the case may be, pursuant to Options outstanding on the date of this Agreement and in accordance with their present terms, (y) the issuance of Options pursuant to Company and Parent stock option plans, in each case in accordance with their present terms and only in connection with the hiring of new employees, and the issuance of shares of Company Common Stock and Parent Common Stock, as the case may be, upon exercise of such Options and (z) the issuance by a wholly-owned Subsidiary of its capital stock to its parent corporation or to another wholly-owned Subsidiary of its parent corporation), or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto;

                  (D) acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets other than in the ordinary course of its business consistent with past practice, in each case other than such actions between Parent or the Company, as the case may be, and any of their respective wholly-owned Subsidiaries, or among such wholly-owned Subsidiaries;

                  (E) other than dispositions in the ordinary course of its business consistent with past practice, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its material assets or properties, in each case other than such actions between Parent or the Company, as the case may be, and any of their respective wholly-owned Subsidiaries, or among such wholly-owned Subsidiaries;

                  (F) except to the extent required by applicable law, (x) permit any material change in (A) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes, in each case other than such actions among wholly-owned Subsidiaries of Parent or the Company in the ordinary course of business consistent with past practice, or (y) make any material tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority;

                  (G) (x) incur (which shall be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements but shall be deemed not to include renewals of existing agreements or arrangements with substantially the same terms as the existing agreements or arrangements) any indebtedness for borrowed money or guarantee any such indebtedness in excess of $5,000,000 other than in the ordinary course of its business consistent with past practice or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money other than in the ordinary course of its business consistent with past practice, in each case other than such actions between Parent or the Company, as the case may be, and any of their respective wholly-owned Subsidiaries, or among such wholly-owned Subsidiaries;

                  (H) except as specifically contemplated by the last sentence of Section 1.06, enter into, adopt, amend in any material respect (except as may be required by applicable law) or terminate any Company Benefit Plan or Parent Benefit Plan, as the case may be, or other agreement, arrangement, plan or policy between such party or one of its Subsidiaries and one or more of its directors, officers or employees, or, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to such party and its Subsidiaries taken as a whole, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date hereof;

                  (I) make any capital expenditures or commitments for additions to plant, property or equipment constituting capital assets except in the ordinary course of business consistent with past practice;

                  (J) make any material change in the lines of business in which it participates or is engaged; or

                  (K) enter into any Contract, commitment or arrangement to do or engage in any of the foregoing.

                  (c) Advice of Changes. Each party shall confer on a regular and frequent basis with the other with respect to its business and operations and other matters relevant to the Merger, and shall promptly advise the other, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, could have, a material adverse effect on the Company or Parent, as the case may be, and its Subsidiaries taken as a whole or on the ability of the Company or Parent, as the case may be, to consummate the transactions contemplated hereby; provided that no party shall be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable law.

                  (d) Notice and Cure. Each of Parent and the Company will notify the other of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of Parent or the Company under this Agreement to be breached in any material respect or that renders or will render untrue any representation or warranty of Parent or the Company contained in this Agreement in any material respect. Each of Parent and the Company also will notify the other in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any material violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by Parent or the Company. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

                  (e) Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of Parent and the Company will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither Parent nor the Company will, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

                  5.02 No Company Solicitations. Prior to the Effective Time, the Company agrees (a) that neither it nor any of its Subsidiaries or other affiliates shall, and they shall use their reasonable best efforts to cause their respective Representatives (as defined in Section 9.11(g)) not to, initiate, solicit or knowingly encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to Company stockholders) with respect to a merger, consolidation or other business combination including the Company or any of its Subsidiaries, or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of all or any significant portion of the assets of the Company and its Subsidiaries taken as a whole or 20% or more of the outstanding shares of Company Common Stock (any such transaction, other than the transactions contemplated by this Agreement, being hereinafter referred to as a "Company Alternative Transaction"), or engage in any negotiations concerning, or provide any confidential information or data to or have any discussions with any person relating to, or otherwise knowingly facilitate any effort or attempt to make or implement, a Company Alternative Transaction; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person with respect to any of the foregoing, and it will take the necessary steps to inform such person with respect to any of the foregoing; and (c) that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it by any person; provided, however, that nothing contained in this Section 5.02 or in Section 6.03(b) shall prohibit the Board of Directors of the Company from (i) furnishing information to or entering into discussions or negotiations with any person that makes a bona fide unsolicited written proposal for a Company Alternative Transaction if, and only to the extent that, (A) the Board of Directors of the Company concludes in good faith that such proposal has a reasonable possibility of resulting in a Superior Company Transaction (as defined in Section 6.03(b)), (B) the Board of Directors of the Company, based upon the advice of outside counsel, determines in good faith that the failure to so act is reasonably likely to result in the Board of Directors breaching its fiduciary duties to shareholders imposed by law, (C) the Company shall have entered into a confidentiality agreement with such person in customary form and having terms and conditions no less favorable to the Company than the Confidentiality Agreement (as defined in Section 6.01), (D) prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person, which notice shall identify such person and the proposed terms of such Company Alternative Transaction in reasonable detail, and
(E) the Company keeps Parent informed of the status and all material information with respect to any such discussions or negotiations; and (ii) to the extent required, complying with Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act with regard to any proposal relating to a Company Alternative Transaction. Nothing in this Section 5.02 or in Section 6.03(b) shall (x) permit the Company to terminate this Agreement (except in accordance with Section 8.01) or (y) permit the Company to enter into any agreement with respect to a Company Alternative Transaction for so long as this Agreement remains in effect (other than a confidentiality agreement under the circumstances described above).

                  5.03 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party. During such period, the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

                  5.04 Purchases of Common Stock of the Other Party. During the period from the date hereof through the Effective Time, neither Parent nor any of its Subsidiaries or other affiliates will purchase any shares of Company Common Stock, and neither the Company nor any of its Subsidiaries or other affiliates will purchase any shares of Parent Common Stock.

                  5.05 Conduct of Business of Sub. Prior to the Effective Time, except as may be required by applicable law and subject to the other provisions of this Agreement, Parent shall cause Sub to (a) perform its obligations under this Agreement in accordance with its terms, (b) not incur directly or indirectly any material liabilities or obligations other than those incurred in connection with the Merger, (c) not engage directly or indirectly in any business or activities



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


of any type or kind and not enter into any agreements or arrangements with any person, or be subject to or bound by any obligation or undertaking, which is not contemplated by this Agreement and (d) not create, grant or suffer to exist any Lien upon its properties or assets which would attach to any properties or assets of the Surviving Corporation after the Effective Time.

                  5.06 Takeover Statutes. If any "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and thereby.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

                  6.01 Access to Information; Confidentiality. Each of the Company and Parent shall, and shall cause each of its Subsidiaries to, throughout the period from the date hereof to the Effective Time, (i) provide the other party and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company or Parent, as the case may be, and its Subsidiaries and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company or Parent, as the case may be, and its Subsidiaries, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by the Company or Parent, as the case may be, or any of its Subsidiaries pursuant to the requirements of federal or state securities Laws and each material report, statement, schedule and other document filed with any other Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of Contracts, Company Employee Benefit Plans or Parent Employee Benefit Plans, as the case may be, and other books and records) concerning the business and operations of the Company or Parent, as the case may be, and its Subsidiaries as the other party or any of such other persons reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto. Any such information or material obtained pursuant to this Section 6.01 that constitutes "Proprietary Information" (as such term is defined in the letter agreement dated as of February 22, 1999, between the Company and Parent (the "Confidentiality Agreement") shall be governed by the terms of the Confidentiality Agreement.

                  6.02 Preparation of Registration Statement and Proxy Statement. Parent shall prepare and file with the SEC as soon as reasonably practicable after the date hereof the Registration Statement, in which the Proxy Statement will be included as the prospectus. Parent shall use its reasonable best efforts to have the Registration Statement declared effective by the

SEC as promptly as practicable after such filing, and shall notify the Company of the receipt of any comments of the SEC with respect to the Registration Statement or the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to the Company copies of all correspondence between Parent or any of its Representatives and the SEC with respect to the Registration Statement or the Proxy Statement. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Registration Statement, Parent shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. The Company shall fully cooperate with Parent in the preparation of the Registration Statement and the Proxy Statement and any amendment or supplement thereto, including by providing all information with respect to the Company and its Subsidiaries and other affiliates for inclusion in the Registration Statement and the Proxy Statement as may be reasonably requested by Parent and its legal advisors. Parent shall give the Company and its counsel the opportunity to review all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of the Company and Parent agrees to use its reasonable best efforts, after consultation with the other, to respond promptly to all such comments of and requests by the SEC and to cause (x) the Registration Statement to be declared effective by the SEC at the earliest practicable time and to be kept effective as long as is necessary to consummate the Merger, and (y) the Proxy Statement to be mailed to the holders of Company Common Stock and Parent Common Stock entitled to vote at the meetings of the stockholders of the Company and Parent at the earliest practicable time. Parent shall also take any action (other than qualifying as a foreign corporation or taking any action which would subject it to service of process in any jurisdiction where Parent is not now so qualified or subject) required to be taken under applicable state blue sky or securities Laws in connection with the issuance of Parent Common Stock in connection with the Merger.

                  6.03 Approval of Stockholders. (a) Parent shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders (the "Parent Stockholders' Meeting") for the purpose of voting on the Parent Proposal (the "Parent Stockholders' Approval"), and shall use its reasonable best efforts to solicit proxies from Parent stockholders in order to obtain the Parent Stockholders' Approval. Parent shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors of Parent that the stockholders of Parent approve the Parent Proposal.

                  (b) The Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Stockholders' Meeting" and, together with the Parent Stockholders' Meeting, the "Stockholders' Meetings") for the purpose of voting on the adoption of this Agreement and all matters relating thereto (the "Company Stockholders' Approval"), and shall use its reasonable best efforts to solicit proxies from Company shareholders in order to obtain the Company Stockholders' Approval. Except as provided in the next sentence, the Company shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors of the Company that the shareholders of the Company adopt this Agreement. The Board of Directors of the Company shall be permitted to (a) not recommend to the Company's shareholders that they give the Company Stockholders' Approval or (b) withdraw or modify in a manner adverse to Parent its recommendation to the Company's shareholders that they give the Company Stockholders'



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


Approval (including in connection with its recommendation of a Superior Company Transaction), but in either case only (x) if and to the extent that (i) a bona fide unsolicited written proposal for a Superior Company Transaction is pending at such time and (ii) the Board of Directors of the Company determines in its good faith judgment that it is necessary to so fail to recommend, or to so withdraw or modify its recommendation, in order to comply with its fiduciary duties to shareholders under applicable law, which determination shall be based upon the advice of outside legal counsel, and (y) the Company and its Subsidiaries and other affiliates and their Representatives shall have complied with their obligations under Section 5.02 with respect to such Superior Company Transaction. "Superior Company Transaction" means any Company Alternative Transaction which (i) relates to more than 50% of the outstanding shares of Company Common Stock or all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, (ii) is not conditioned on the receipt of financing, (iii) is made by a person who the Board of Directors of the Company has reasonably concluded in good faith will have adequate sources of financing to, and will not encounter significant regulatory obstacles in order to, consummate such Company Alternative Transaction and (iv) is on terms that the Board of Directors of the Company determines in its good faith judgment, taking into account all relevant factors, (including the advice of a financial advisor of nationally-recognized reputation and all the terms and conditions of the Company Alternative Transaction, including any break-up fees, expense reimbursement provisions and conditions to consummation) are more favorable than this Agreement and the Merger.

                  (c) Parent and the Company shall coordinate and cooperate with respect to the timing of the Stockholders' Meetings and shall use their best efforts to cause the Stockholders' Meetings to be held on the same day as soon as practicable after the date hereof. Parent shall vote the shares of Company Common Stock owned by Parent, and shall use its best efforts to cause its Subsidiaries and other affiliates to vote the shares of Company Common Stock owned by its Subsidiaries and other affiliates, in favor of the adoption of this Agreement. The Company shall vote the shares of Parent Common Stock owned by the Company, and shall use its best efforts to cause its Subsidiaries and other affiliates to vote the shares of Parent Common Stock owned by its Subsidiaries and other affiliates, in favor of the Parent Proposal.

                  6.04 Affiliates. At least thirty (30) days prior to the date of the Company Stockholders' Meeting, the Company shall deliver a letter to Parent identifying all persons who, at the time of the Company Stockholders' Meeting, may, in the Company's reasonable judgment, be deemed to be "affiliates" (as such term is used in Rule 145 under the Securities Act) of the Company ("Company Affiliates"). The Company shall use its reasonable efforts to cause each Company Affiliate to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form and to the effect of Exhibit A hereto (an "Affiliate Agreement"). Parent shall be entitled to place legends as specified in such Affiliate Agreements on the certificates evidencing any shares of Parent Common Stock to be received by such Company Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such Affiliate Agreements.

                  6.05 Stock Exchange Listing. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger in accordance with this Agreement to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Closing Date.

                  6.06 Certain Tax Matters. Parent and the Company shall not take or fail to take any action that prevents the Merger from being treated as a tax-free reorganization pursuant to the provisions of Code Section 368(a)(1)(A) and Code Section 368(a)(2)(E) and shall not take any position inconsistent with the foregoing on any tax return, unless required by law.

                  6.07 Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections
6.02 and 6.03, each of the Company and Parent will proceed diligently and in good faith to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may request in connection therewith. In addition to and not in limitation of the foregoing, each of the parties will (x) take promptly all actions necessary to make the filings required of Parent and the Company or their affiliates under the HSR Act, (y) comply at the earliest practicable date with any request for additional information received by such party or its affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act, and (z) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other matters contemplated by this Agreement commenced by either the FTC or the Antitrust Division or state attorneys general; provided, however, that nothing herein shall obligate Parent to agree to hold separate, sell or otherwise dispose of any Subsidiary of Parent or of the Company or any assets or properties thereof which, individually or in the aggregate, would be material to Parent and its Subsidiaries taken as a whole or would be reasonably likely to materially diminish the value of the transaction to Parent.

                  6.08 Directors' and Officers' Indemnification and Insurance.
(a) Until the sixth anniversary of the Effective Time and for so long thereafter as any claim for indemnification asserted on or prior to such date has not been fully adjudicated, Parent shall and shall cause the Surviving Corporation to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs and expenses (including reasonable attorneys' fees), liabilities, judgments and settlement amounts that are paid or incurred in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Effective Time) that is based on, or arises out of, the fact that such Indemnified Party is or was a director or officer of the Company or any of its Subsidiaries and relates to or arises out of any action or omission occurring at or prior to the Effective Time ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under applicable law to indemnify its own directors or officers, as the case may be; provided that the Surviving Corporation shall not be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld; and provided, further, that the Surviving Corporation shall not be liable for any Indemnified Liabilities which occur as a result of the gross negligence or willful misconduct of any Indemnified Party. Without limiting the foregoing, in the event that any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising prior to or after the Effective Time), (w) the Surviving Corporation will pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by applicable law; provided that the person to whom expenses are advanced provides any undertaking required by applicable law to repay such advance if it is ultimately determined that such person is not entitled to indemnification; (x) the Indemnified Parties shall retain counsel reasonably satisfactory to the Surviving Corporation; (y) the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (z) the Surviving Corporation shall use all commercially reasonable efforts to assist in the defense of any such matter. Any Indemnified Party wishing to claim indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation, but the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which it may have under this paragraph except to the extent such failure materially prejudices the Surviving Corporation. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties in which case, the Indemnified Parties may retain more than one law firm.

                  (b) Except to the extent required by law, until the sixth anniversary of the Effective Time, Parent will not take any action so as to amend, modify or repeal the provisions for indemnification of directors, officers or employees contained in the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Surviving Corporation and its Subsidiaries (which as of the Effective Time shall be the same for such individuals as those maintained by the Company and its Subsidiaries on the date hereof) in such a manner as would adversely affect the rights of any individual who shall have served as a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time to be indemnified by such corporations in respect of their serving in such capacities prior to the Effective Time.

                  (c) The Surviving Corporation shall, until the sixth anniversary of the Effective Time and for so long thereafter as any claim for insurance coverage asserted on or prior to such date has not been fully adjudicated, cause to be maintained in effect, to the extent available, the policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries as of the date hereof (or policies of at least the same coverage and amounts containing terms that are no less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Effective Time; provided that following the second anniversary of the Effective Time, in no event shall the Surviving Corporation be obligated to expend in order to maintain or procure insurance coverage pursuant to this paragraph any amount per annum in excess of 150% of the aggregate premiums payable by the Company and its Subsidiaries for the current fiscal year (on an annualized basis) for such purpose (the "Maximum Amount"), and if after the second anniversary of the Effective Time the Surviving Corporation is unable to obtain the insurance required by this Section 6.08 for the Maximum Amount, then it shall obtain as much comparable insurance as possible for an annual premium equal to the Maximum Amount.

                  (d) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each party entitled to insurance coverage under paragraph (c) above, respectively, and his or her heirs and legal representatives, and shall be in addition to any other rights an Indemnified Party may have under the articles of incorporation or bylaws of the Surviving Corporation or any of its Subsidiaries, under applicable law or otherwise.

                  6.09 Expenses. Except as set forth in Section 8.02, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense, except that the expenses incurred in connection with printing and mailing the Proxy Statement and the Registration Statement, as well as any filing fees relating thereto, shall be shared equally by Parent and the Company.

                  6.10 Brokers or Finders. Each of Parent and the Company represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except the Company Financial Advisor, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (a true and complete copy of which has been delivered by the Company to Parent prior to the execution of this Agreement), and the Parent Financial Advisor, whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm (a true and complete copy of which has been delivered by Parent to the Company prior to the execution of this Agreement), and each of Parent and the Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

                  6.11 Conveyance Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

                  6.12 Welfare Benefits. For a period of one year following the Effective Time, Parent shall provide or cause to be provided health, life, disability and severance pay benefits and participation in bonus, savings, incentive and retirement plans of Parent or the Surviving Corporation to the employees of the Company and its Subsidiaries which, in the aggregate, are



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


no less favorable to the employees of the Company and its Subsidiaries than those provided to employees under the Company Plans as in effect on the date hereof; provided, however, that (i) any programs, plans, policies or arrangements of the Company or its Subsidiaries providing equity interests or awards or providing awards based upon or calculated by reference to the Company's equity shall not be taken into account for the purposes of this
Section 6.12, (ii) nothing in this Agreement shall require Parent, the Surviving Corporation or any of their affiliates to provide awards based upon interests in the Company, the Surviving Corporation or any of their affiliates and (iii) nothing in this Agreement shall prevent or prohibit Parent from terminating, suspending, amending or modifying any of the Parent Plans, the Surviving Corporation's plans or any plans of any of their affiliates pursuant to the terms of such plans. Parent shall cause the Surviving Corporation to provide to employees of the Company and its Subsidiaries after the Effective Time credit for service with the Company and its Subsidiaries (or their predecessors to the extent credit has been provided by the Company or its Subsidiaries) for purposes of vesting, eligibility and calculation of benefits (other than benefit accruals under an employee pension benefit plan). Parent shall and shall cause the Surviving Corporation to continue to honor the terms of all agreements (including, but not limited to, employment, consulting and severance agreements) between the Company or any of its Subsidiaries and any employee or employees which relate to employment, compensation or benefits; provided, however, that nothing in this Agreement shall limit or restrict the Company's, Parent's or any of their affiliates' ability to terminate any employee at any time for any reason subject to such agreements.

                                  ARTICLE VII
                                   CONDITIONS

                  7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                  (a) Stockholder Approval. This Agreement shall have been adopted by the requisite vote of the stockholders of the Company under the DGCL. The stockholders of Parent shall have approved the Parent Proposal by the requisite vote of such stockholders under the DGCL.

                  (b) Registration Statement; State Securities Laws. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding seeking such an order shall be pending or threatened. Parent shall have received all state securities or "blue sky" permits and other authorizations necessary to issue the Parent Common Stock pursuant to this Agreement.

                  (c) Exchange Listing. The shares of Parent Common Stock issuable to the Company's stockholders in the Merger in accordance with this Agreement shall have been authorized for listing on NASDAQ, upon official notice of issuance.

                  (d) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                  (e) No Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

                  7.02 Conditions to Obligation of Parent and Sub to Effect the Merger. The obligation of Parent and Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Parent and Sub in their sole discretion):

                  (a) Representations and Warranties. Each of the representations and warranties made by the Company in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement.

                  (b) Performance of Obligations. The Company shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company at or prior to the Closing.

                  (c) Tax Opinion. Parent and Sub shall have received the opinion, based on appropriate representations of the Company and Parent, of Milbank, Tweed, Hadley & McCloy LLP, special counsel to Parent, dated on or about the date on which the Registration Statement (or the last amendment thereto) shall have become effective, which opinion shall have been confirmed in writing on and as of the Closing Date, to the effect that the Merger will constitute a "reorganization" within the meaning of Code Section 368(a), and the Company, Sub and Parent will each be a party to such reorganization within the meaning of Code Section 368(b);

                  (d) Governmental and Regulatory and Other Consents and Approvals. Other than the filing provided for by Section 1.03, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, the failure of which to be obtained or taken could be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or to materially diminish the value of the transactions contemplated by this Agreement to Parent, or on the ability of Parent and the Company to consummate the transactions contemplated hereby, shall have been obtained, all in form and substance reasonably satisfactory to Parent.

                  7.03 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

                  (a) Representations and Warranties. Each of the representations and warranties made by Parent and Sub in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement.

                  (b) Performance of Obligations. Parent and Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent or Sub at or prior to the Closing.

                  (c) Tax Opinion. The Company shall have received the opinion, based on appropriate representations of the Company and Parent, of Simpson Thacher & Bartlett, special counsel to the Company, dated on or about the date on which the Registration Statement (or the last amendment thereto) shall have become effective, which opinion shall have been confirmed in writing on and as of the Closing Date to the effect that the Merger will constitute a "reorganization" within the meaning of Code Section 368(a), and the Company, Sub and Parent will each be a party to such reorganization within the meaning of Code Section 368(b);

                  (d) Governmental and Regulatory and Other Consents and Approvals. Other than the filing provided for by Section 1.03, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, the failure of which to be obtained or taken could be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or to materially diminish the value of the transactions contemplated by this Agreement to the Company, or on the ability of Parent and the Company to consummate the transactions contemplated hereby, shall have been obtained, all in form and substance reasonably satisfactory to the Company.

                  7.04 Issuance of New Parent Preferred Stock. Parent shall have duly authorized and received shareholder approval (if necessary) for and taken all other actions necessary to validly issue to the holders of the Company Preferred Stock, the New Parent Preferred Stock the terms of which shall be identical to the Company Preferred Stock and the terms of conversion of such New Parent Preferred Stock into Parent Common Stock shall be consistent with the Exchange Ratio.

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

                  8.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Stockholders' Approval or the Parent Stockholders' Approval:

                  (a) By mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors;

                  (b) By either the Company or Parent upon notification to the non-terminating party by the terminating party:

                           (i) at any time after March 16, 2001 if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

                           (ii) if the Company Stockholders' Approval shall not be obtained by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such stockholders, or any adjournment thereof, called therefor, unless such failure is due to default on the part of the Company;

                           (iii) if the Parent Stockholders' Approval shall not be obtained with respect to the Parent Proposal by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such stockholders, or any adjournment thereof, called therefor, unless such failure is due to default on the part of Parent;

                           (iv) if there has been a material breach of any representation, warranty, covenant or agreement or non-fulfillment of any condition on the part of the non-terminating party set forth in this Agreement, which breach has not been cured within thirty (30) days following receipt by the non-terminating party of notice of such breach from the terminating party; or

                           (v) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the Merger and such order shall have become final and nonappealable;

                  (c) By the Company if the Board of Directors of the Company shall have determined in good faith, based upon the advice of outside legal counsel, that failure to terminate this Agreement is reasonably likely to result in the Board of Directors breaching its fiduciary duties to stockholders under applicable law by reason of the pendency of an unsolicited, bona fide proposal for a Superior Company Transaction, but only if the Company and its Subsidiaries and other Representatives of the Company shall have complied with their obligations under Section 5.02; provided, however, that the Company may not terminate this Agreement pursuant to this clause (c) unless (x) 48 hours shall have elapsed after delivery to Parent of a written notice of such determination by such Board of Directors and (y) the Company shall have paid to Parent any amounts owed by it pursuant to Section 8.02(b); or

                  (d) By Parent if the Board of Directors of the Company (or any committee thereof) shall have (i) failed to recommend or withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement and the Merger, (ii) recommended or taken no position with respect to a proposal for a Company Alternative Transaction or (iii) following the announcement or making of a proposal for a Company Alternative Transaction, failed to reconfirm its recommendation of this Agreement and the Merger within 96 hours following a written request for such reconfirmation by Parent.

                  8.02 Effect of Termination. (a) If this Agreement is validly terminated by either the Company or Parent pursuant to Section 8.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company or Parent (or any of their respective Representatives or affiliates), except (i) that the provisions of Sections 6.09 and 6.10 and this Section 8.02 will continue to apply following any such termination, (ii) that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement and (iii) as provided in paragraph (b) below.

                  (b) If (x) the Company shall have terminated this Agreement pursuant to Section 8.01(c) or (y) Parent shall have terminated this Agreement pursuant to Section 8.01(d) then, in either of such cases, the Company shall pay Parent a termination fee of $4,000,000. Any fee payable under this Section 8.02(b) shall be paid by wire transfer of immediately available funds contemporaneous with a termination described in clause (x) or promptly following a termination described in clause (y).

                  (c) If, following the public announcement of a proposal for a Company Alternative Transaction by any person, either Parent or the Company shall have terminated this Agreement pursuant to Section 8.01(b)(i) or 8.01(b)(ii), or Parent shall have terminated this Agreement pursuant to Section 8.01(b)(iv), and, within twelve (12) months after any termination described in this sentence, the Company or any of its Subsidiaries shall have entered into a binding agreement providing for the consummation of (and which in fact is consummated pursuant to such binding agreement), or shall have consummated a Company Alternative Transaction, then, in any of such cases, the Company shall pay Parent a termination fee of $4,000,000. Any fee payable under this Section 8.02(c) shall be paid by wire transfer of immediately available funds concurrent with or prior to the consummation of such Company Alternative Transaction.

                  (d) Each of Parent and the Company acknowledges that the agreements contained in the preceding two paragraphs are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Parent nor the Company would enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to either paragraph, and in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the amounts set forth in such paragraph, Parent shall be entitled to have its cost and expenses (including reasonable attorneys' fees and expenses) reimbursed in connection with such suit, together with interest on the amount of the fee at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Notwithstanding any other provision of this Agreement to the contrary, if Parent receives a termination fee pursuant to this
Section 8.02, such fee shall be the sole and exclusive remedy of Parent for any breach of this Agreement, whether pursuant to this Article VIII or otherwise.

                  8.03 Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after the Company Stockholders' Approval or the Parent Stockholders' Approval shall have been obtained, but after such adoption and approval only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

                  8.04 Waiver. At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties or compliance with the covenants or agreements of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the conditions of such party contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

                                   ARTICLE IX
                               GENERAL PROVISIONS

                  9.01 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger but shall terminate at the Effective Time, except for the agreements contained in Article I and Article II, in Sections 6.06, 6.08, 6.09, 6.10 and 6.12, this Article IX and the agreements of the "affiliates" of the Company delivered pursuant to Section 6.04, which shall survive the Effective Time.

                  9.02 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid or by recognized overnight courier) to the parties at the following addresses or facsimile numbers:

                  If to Parent or Sub, to:

                  Globalnet Financial.com, Inc.
                  33 Glasshouse Street
                  London W1R 5RG
                  United Kingdom
                  Facsimile No.: 011 44 207 851 8202
                  Attn:  W. Thomas Hodgson
                         Ron R. Goldie
                  Email: THodgson@ukinvest.com
                         RGoldie@globalnetfinancial.com

                  with a copy to:

                  Milbank, Tweed, Hadley & McCloy LLP
                  One Chase Manhattan Plaza
                  New York, NY  10005
                  Facsimile No.: 212-530-5219
                  Attn:  John T. O'Connor

                  If to the Company, to:

                  Telescan, Inc.
                  5959 Corporate Drive
                  Suite 2000
                  Houston, TX  77036
                  Facsimile No.: (281) 588-9843
                  Attn:  Roger Wadsworth
                  E-mail:  roger.wadsworth@telescan.com

                  with a copy to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, NY  10017
                  Facsimile No.: (212) 455-2502
                  Attn:  Gary L. Sellers

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail or recognized overnight courier in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

                  9.03 Entire Agreement; Incorporation of Exhibits. (a) This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement in accordance with its terms, and contains, together with the Confidentiality Agreement, the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

                  (b) The Company Disclosure Letter, the Parent Disclosure Letter and any Exhibit attached to this Agreement and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

                  9.04 Public Announcements. Except as otherwise required by law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, Parent and the Company will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. Parent and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

                  9.05 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as provided in
Section 6.08(d), it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

                  9.06 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that Sub may assign any or all of its rights, interests and obligations hereunder to another direct or indirect wholly-owned Subsidiary of Parent, provided that any such Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

                  9.07 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or limit the provisions hereof.

                  9.08 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

                  9.09 Governing Law; Consent to Jurisdiction. (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of Laws principles thereof.

                  (b) Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement may be brought against any of the parties in any federal court located in the State of New York or any New York state court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of New York. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 9.02, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

                  9.10 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  9.11 Certain Definitions. As used in this Agreement:

                  (a) except as provided in Section 6.04, the term "affiliate," as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

                  (b) a person will be deemed to "beneficially" own securities if such person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time);

                  (c) the term "business day" means a day other than Saturday, Sunday or any day on which banks located in the State of Delaware are authorized or obligated to close;

                  (d) the term "knowledge" or any similar formulation of "knowledge" shall mean, (i) with respect to the Company, the actual knowledge of the individuals listed in Section 9.11(d)(i) of the Company Disclosure Letter and (ii) with respect to Parent, the knowledge of the individuals listed in
Section 9.11(d)(ii) of the Parent Disclosure Letter;

                  (e) any reference to any event, change or effect being "material" or "materially adverse" or having a "material adverse effect" on or with respect to an entity (or group of entities taken as a whole) means any such event, change or effect that is material or materially adverse, as the case may be, to the business, financial condition or results of operations of such entity (or of such group of entities taken as a whole);

                  (f) the term "person" shall include individuals, corporations, partnerships, trusts, limited liability companies and other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act);

                  (g) the "Representatives" of any entity means such entity's directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives;

                  (h) the term "Subsidiary" means, with respect to any party, any corporation, partnership, trust, limited liability company, joint venture or other entity or organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party; and

                  (i) the term "Significant Subsidiaries" means, with respect to any party, the Subsidiaries of such party which constitute "significant subsidiaries" under Rule 405 promulgated by the SEC under the Securities Act.

                  9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

Attest:                             GLOBALNETFINANCIAL.COM, INC.



                                    By:
------------------------------         ------------------------------------
      Secretary                        Name:  Michael Jacobs
                                       Title: Chief Strategy Officer

Attest:                             TEXAS ACQUISITION CORP.



                                    By:
------------------------------         ------------------------------------
      Secretary                        Name:  Michael Jacobs
                                       Title: President

Attest:                             TELESCAN, INC.



                                    By:
------------------------------         ------------------------------------
      Secretary                        Name:
                                       Title:

                                                                       EXHIBIT A



                         [Form of Affiliate's Agreement]



                                                  [Date]



Globalnet Financial.com, Inc.
33 Glasshouse Street
London W1R 5RG
United Kingdom

Ladies and Gentlemen:

                  I have been advised that as of the date hereof I may be deemed to be an "affiliate" of Telescan, Inc., a Delaware corporation (the "Company"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Neither my entering into this agreement, nor anything contained herein, shall be deemed an admission on my part that I am such an "affiliate".

                  Pursuant to the terms of the Agreement and Plan of Merger dated as of August 16, 2000 (the "Merger Agreement"), among Globalnet Financial.com, Inc., a Delaware corporation ("Parent"), Texas Acquisition Corp., a Delaware corporation ("Sub"), and the Company providing for the merger of Sub with and into the Company (the "Merger"), and as a result of the Merger, I may receive shares of Parent's common stock, par value $.001 per share (the "Parent Securities"), in exchange for the shares of common stock, par value $.10 per share, of the Company owned by me at the Effective Time (as defined in the Merger Agreement) of the Merger.

                  I represent and warrant to Parent that in such event:

                  A. I shall not make any sale, transfer or other disposition of the Parent Securities in violation of the Act or the Rules and Regulations.

                  B. I have carefully read this letter and the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Securities, to the extent I felt necessary, with my counsel or counsel for the Company.

                  C. I have been advised that the issuance of Parent Securities to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the shareholders of the Company I may have been deemed to have been an affiliate of the Company and a distribution by me of Parent Securities has not been registered under the Act, the Parent Securities must be held by me indefinitely unless (i) a distribution of Parent Securities by me has been registered under the Act, (ii) a sale of Parent Securities by me is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act or
(iii) in the opinion of counsel reasonably acceptable to Parent, some other exemption from registration is available with respect to a proposed sale, transfer or other disposition of the Parent Securities by me.

                  D. I understand that Parent is under no obligation to register the sale, transfer or other disposition of Parent Securities by me or on my behalf or to take any other action necessary in order to make compliance with an exemption from registration available.

                  E. I also understand that stop transfer instructions will be given to Parent's transfer agents with respect to the Parent Securities and that there will be placed on the certificates for the Parent Securities, or any substitutions therefor, a legend stating in substance:

                  "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement dated ____________, 2000, between the registered holder hereof and Globalnet Financial.com, Inc. (the "Corporation"), a copy of which agreement is on file at the principal offices of the Corporation."

                  F. I also understand that unless the transfer by me of my Parent Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to my transferee:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under such Act applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of such Act and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of such Act."

                  It is understood and agreed that the legends set forth in paragraph E and F above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Parent a copy of a letter from the staff of the Commission, or an opinion of counsel reasonably acceptable to Parent to the effect that such legend is not required for purposes of the Act.

                                                Very truly yours,



                                                -------------------------------
                                                Name:

Accepted this ____ day of
__________, 2000, by:


GLOBALNET FINANCIAL.COM, INC.



By
  ---------------------------
  Name:
  Title:







                                       3